Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-147621, 333-175208, 333-184854, 333-200052, 333-218576, and 333-221476) of Quantum Corporation of our report dated August 6, 2019 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

Armanino LLP

San Ramon, California

August 6, 2019